Exhibit 12



                     [DAVIS GRAHAM & STUBBS LLP LETTERHEAD]



                               September 20, 2004



Westcore Trust
1625 Broadway, Suite 2200
Denver, CO 80202

Financial Investors Trust
1625 Broadway, Suite 2200
Denver, CO 80202


Ladies and Gentlemen:

         You have requested our opinion concerning the federal income tax consequences of the transactions contemplated in the Agreement and Plan of Reorganization dated as of September 20, 2004 ("Reorganization Agreement") by and among Westcore Trust, a Massachusetts business trust, with respect to Westcore Blue Chip Fund, Westcore Plus Bond Fund, and Westcore Colorado Tax-Exempt Fund, each a separate series of Westcore (each an "Acquiring Fund" and collectively the "Acquiring Funds"), and Financial Investors Trust ("FIT"), a Delaware statutory trust, with respect to Aristata Equity Fund, Aristata Quality Bond Fund, and Aristata Colorado Quality Tax-Exempt Fund, each a separate series of FIT (each an "Acquired Fund" and collectively the "Acquired Funds"), and Denver Investment Advisors LLC (for purposes of paragraph 9.1 of the Agreement only). Unless otherwise indicated, capitalized terms shall have the meanings given them in the Reorganization Agreement.

         Pursuant to the Reorganization Agreement, each Acquired Fund will transfer all of its assets to the corresponding Acquiring Fund as follows:

                                                          Corresponding
         Acquired Fund                                    Acquiring Fund
         -------------                                    --------------

         Aristata Equity Fund .....................   Westcore Blue Chip Fund
         Aristata Quality Bond Fund ...............   Westcore Plus Bond Fund
         Aristata Colorado Quality                    Westcore Colorado Tax-
            Tax-Exempt Fund .......................          Exempt Fund

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Westcore Trust
Financial Investors Trust
September 20, 2004
Page 2


         The reorganization will consist of: (i) the transfer of all of the assets of each Acquired Fund in exchange for shares of beneficial interest, of its corresponding Acquiring Fund ("Acquiring Fund Shares"); (ii) the assumption by each Acquiring Fund of all of the liabilities of its corresponding Acquired Fund; and (iii) the distribution, after the Closing Date(s) under the Reorganization Agreement, of each Acquiring Fund Shares to the shareholders of each Acquired Fund and the termination, dissolution and complete liquidation of each Acquired Fund as provided in and upon the terms and conditions set forth in the Agreement (each a "Reorganization").

         The opinions expressed herein are made pursuant to paragraph 8.6 of the Reorganization Agreement and are based solely upon current law, including the Internal Revenue Code of 1986, as amended ("Code"), applicable Treasury Regulations, current positions of the Internal Revenue Service, and existing judicial decisions.

         In rendering this opinion, we have reviewed the Reorganization Agreement, the Registration Statement on Form N-14 filed by Westcore with the Securities and Exchange Commission on, 2004, in connection with the Reorganization (the "Registration Statement"), and such other materials as we have deemed relevant. In addition, with your consent we have relied upon representations provided to us by Westcore with respect to each Acquiring Fund and by FIT with respect to each Acquired Fund in connection with our preparation of this opinion and have assumed that those representations made to the best knowledge of a party are in fact true. Based upon and subject to our review of such materials and in reliance upon such representations and assumptions, it is our opinion with respect to each Reorganization that:

         (a) The transfer of all of the Acquired Fund's assets in exchange for the Acquiring Fund Shares and the assumption by the Acquiring Fund of all of the liabilities of the Acquired Fund (followed by the distribution of the Acquiring Fund Shares to the Acquired Fund Shareholders in dissolution and liquidation of the Acquired Fund) will constitute a "reorganization" within the meaning of
Section 368(a)(1) of the Code and the Acquiring Fund and Acquired Fund will each be a "party to a reorganization" within the meaning of Section 368(b) of the Code.

         (b) No gain or loss will be recognized by the Acquiring Fund upon receipt of the assets of the Acquired Fund solely in exchange for Acquiring Fund Shares and the assumption by the Acquiring Fund of all of the liabilities of the Acquired Fund.

Westcore Trust
Financial Investors Trust
September 20, 2004
Page 3


         (c) No gain or loss will be recognized by the Acquired Fund upon the transfer of its assets to the Acquiring Fund solely in exchange for Acquiring Fund Shares and the assumption by the Acquiring Fund of all the liabilities of the Acquired Fund or upon the distribution (whether actual or constructive) of Acquiring Fund Shares to Acquired Fund Shareholders in exchange for such shareholders' shares of the Acquired Fund.

         (d)  No  gain  or  loss  will  be   recognized  by  the  Acquired  Fund
Shareholders upon the exchange of their Acquired Fund Shares for Acquiring Fund Shares in the Reorganization.

         (e) The aggregate tax basis of the Acquiring Fund Shares received by each Acquired Fund Shareholder pursuant to the Reorganization will be the same as the aggregate tax basis of the Acquired Fund Shares exchanged therefor by such shareholder. The holding period of Acquiring Fund Shares to be received by each Acquired Fund Shareholder will include the period during which the Acquired Fund Shares exchanged therefor were held by such shareholder, provided the
Acquired   Fund  Shares  are  held  as  capital   assets  at  the  time  of  the
Reorganization.

         (f) The tax basis of the Acquired Fund's assets acquired by the Acquiring Fund will be the same as the tax basis of such assets to the Acquired Fund immediately before the Reorganization. The holding period of the assets acquired from the Acquired Fund in the hands of the Acquiring Fund will include the period during which those assets were held by the Acquired Fund.

         We express no opinion concerning any matter other than those matters specifically addressed herein, or as to any transactions except those consummated in accordance with the Reorganization Agreement. Our opinion is based upon applicable law and administrative and judicial interpretations thereof in effect as of the date of hereof, all of which are subject to change, possibly with retroactive effect. We undertake no obligation to update or supplement this opinion to reflect any events or circumstances which may hereafter come to our attention, or to address any changes in applicable law or administrative or judicial interpretations thereof. This opinion may not be relied upon by any persons other than FIT, Westcore, the Acquiring Funds, the Acquired Funds, and the shareholders of each of the funds on the date of the Reorganization, without our prior written consent.

                  We hereby consent to the filing of this opinion as an exhibit to the Registration Statement on Form N-14 referenced above and to the reference to the name "Davis Graham & Stubbs LLP" in the section of the Proxy Statement/Prospectus included in the Registration Statement under the heading of "Information Relating to the Reorganizations" and sub-heading of "Federal Income Taxes".

Westcore Trust
Financial Investors Trust
September 20, 2004
Page 4


                                            Very truly yours,


                                            /S/ DAVIS GRAHAM & STUBBS LLP
                                            DAVIS GRAHAM & STUBBS LLP